Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4053

RYDER REPORTS RECORD FOURTH QUARTER AND FULL-YEAR 2013 RESULTS AND PROVIDES 2014 FORECAST

•	Q4 Record Comparable EPS from Continuing Operations Up 7% to $1.35

•	Q4 EPS from Continuing Operations Increase 16% to $1.24

•	Q4 Record Operating Revenue of $1.3 Billion Grows 4%; Total Revenue Up 2% to $1.6 Billion

•	Full-Year Record Comparable EPS from Continuing Operations Up 11% to $4.88

•	Full-Year EPS from Continuing Operations Up 18% to $4.63

•	Full-Year Record Operating Revenue of $5.3 Billion Up 4%; Total Revenue Grows 3% to $6.4 Billion

•	2014 Comparable EPS Forecast of $5.30 to $5.45 vs. $4.88 for 2013

MIAMI, February 4, 2014 - Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported record comparable earnings per diluted share from continuing operations for the three-month period ended December 31, 2013 of $1.35, up 7% from $1.26 in the year-earlier period. Comparable earnings from continuing operations for the fourth quarter of 2013 of $72.1 million increased 11% from $64.9 million in the year-earlier period. The increase in comparable earnings reflects strong performance in both business segments, Fleet Management Solutions (FMS) and Supply Chain Solutions (SCS). Comparable earnings from continuing operations in the fourth quarter of 2013 excluded non-operating pension costs of $0.10 per diluted share or $5.3 million. Comparable earnings from continuing operations for the year-earlier period excluded non-operating pension costs of $0.09 per diluted share or $4.8 million, and a charge of $0.10 per diluted share or $5.1 million associated with certain vehicle-related losses from Superstorm Sandy. Including these items and nominal restructuring and other charges, earnings per diluted share from continuing operations for the fourth quarter of 2013 were $1.24, up 16% from $1.07 in the year-earlier period, and earnings from continuing operations of $65.9 million increased from $54.9 million in the year-earlier period.
Record operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the fourth quarter of 2013 of $1.34 billion, was up 4% from $1.29 billion in the year-earlier period, reflecting new business and higher volumes in SCS, full service lease growth, and improved rental revenue. Total revenue was $1.62 billion, up 2% from $1.58 billion in the same period last year. FMS total and operating revenue increased 2% and 3%, respectively, due to higher full service lease revenue, as well as growth in commercial rental. SCS total and operating revenue increased 4% and 8%, respectively, reflecting new business and higher volumes.
Commenting on the Company’s fourth quarter and full-year 2013 performance, Ryder Chairman and CEO Robert Sanchez said, “We closed 2013 with a strong fourth quarter in which we delivered higher revenue and double-digit earnings growth. For full-year 2013, we grew operating revenue 4%, improved earnings by 13%, and achieved record earnings per share. In Fleet Management Solutions, we increased our full service lease fleet by over 2,600 vehicles during the second half of the year driven by significantly improved sales activity. Our commercial rental business also performed well last year, with higher pricing and increased U.S. demand. Additionally, solid used vehicle sales activity drove inventories to the lowest levels in two years. In Supply Chain Solutions, we had strong overall performance and continued growth in our dedicated services offering. Importantly, both business segments delivered revenue growth, while also posting double-digit increases in pre-tax earnings for the full year.”

Fourth Quarter Business Segment Operating Results
Fleet Management Solutions
In the FMS business segment, total revenue in the fourth quarter of 2013 was $1.14 billion, up 2% compared with the year-earlier period, due to higher operating revenue. Fuel services revenue in the fourth quarter of 2013 decreased 3%, due to lower fuel prices passed through to customers. Operating revenue (revenue excluding fuel) in the fourth quarter of 2013 was $875.7 million, up 3%. Full service lease revenue increased 3%, due primarily to higher prices on replacement vehicles. The quarter-end lease fleet grew by 2,100 vehicles, sequentially versus last quarter, reflecting stronger than expected sales activity. Commercial rental revenue increased 6%, reflecting improved global pricing and higher U.S. demand.
FMS earnings before tax were $98.2 million in the fourth quarter of 2013, up 14% from $86.0 million in the same period of 2012. Increased earnings reflect improved used vehicle sales results, strong commercial rental performance and better full service lease results, partially offset by higher compensation-related expenses. Used vehicle sales results improved due to higher volumes and increased pricing. Used vehicle inventories declined sequentially by 4% to 7,900 units, which is within Ryder’s target range of 6,000 to 8,000 vehicles. Strong commercial rental performance was driven by higher pricing and improved utilization on a smaller average fleet. Rental power fleet utilization was 78.9% for the fourth quarter of 2013, up from 78.2% in the year-earlier period. Full service lease results benefited from depreciation changes associated with increased residual values, as well as higher per-vehicle pricing reflecting new engine technology. Business segment earnings before tax (EBT) as a percentage of operating revenue were 11.2% in the fourth quarter of 2013, up 110 basis points compared with 10.1% in the same quarter a year ago.

Supply Chain Solutions
In the SCS business segment, fourth quarter 2013 total revenue was $598.7 million, up 4%, as higher operating revenue offset lower subcontracted transportation. Operating revenue (revenue excluding subcontracted transportation) was $525.9 million, an increase of 8% compared with the same quarter a year ago. SCS operating revenue grew as a result of new sales and higher volumes. The Company saw strong growth in the industrial, consumer packaged goods/retail, and high tech vertical industry groups.
SCS earnings before tax in the fourth quarter of 2013 were $32.9 million, up 6% from $31.0 million in the same quarter of 2012. Earnings benefited from new business and higher volumes, partially offset by $1 million in costs related to legal claims. Business segment earnings before tax as a percentage of operating revenue were 6.3%, flat compared with the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2013, CSS costs were $55.7 million, compared with $48.7 million in the year-earlier period, primarily driven by higher compensation-related expenses and planned higher investments in information technology.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $9.0 million ($5.3 million after tax) or $0.10 per diluted share in the fourth quarter of 2013, up from $7.9 million ($4.8 million after tax) or $0.09 per diluted share in the year-earlier period. Non-operating pension costs in the fourth quarter of 2013 included a charge of $3.9 million for an understatement of pension obligations that pertains to prior years. Excluding this charge, non-operating pension costs improved this year as a result of higher pension asset returns in 2012 and contributions, partially offset by a lower discount rate.
Fourth quarter 2013 results also included other net charges of $1.4 million ($0.8 million after tax) or $0.01 per diluted share, primarily associated with a multi-employer pension settlement charge.

In the fourth quarter of 2012, the Company recorded a charge of $8.2 million ($5.1 million after-tax) for vehicles damaged in Superstorm Sandy.

Income Taxes
The Company’s effective income tax rate from continuing operations for the fourth quarter of 2013 was 32.5% of earnings before tax compared with 32.9% in the year-earlier period.

Capital Expenditures
Capital expenditures were $2.18 billion for 2013, compared with $2.16 billion in the same period of 2012. The increase in capital expenditures reflects increased vehicle purchases to fulfill full service lease contracts, offset by planned lower investments in the commercial rental fleet. Net capital expenditures (including proceeds from the sale of assets) were $1.73 billion for 2013, up from $1.62 billion in the same period of 2012, reflecting a $130 million vehicle sale-leaseback transaction in 2012.

Cash Flow
Operating cash flow from continuing operations in 2013 was $1.2 billion, up 8% from $1.13 billion in the same period of 2012, due to lower working capital needs and higher earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations in 2013 was $1.75 billion, unchanged from the same period of 2012. Free cash flow from continuing operations in 2013 was negative $386.2 million, compared with negative $384.2 million in the same period of 2012.

Leverage
Balance sheet debt as of December 31, 2013 increased by $368.6 million compared with year-end 2012, resulting from negative free cash flow. The leverage ratio for balance sheet debt as of December 31, 2013 was 221%, down from 260% at year-end 2012. Total obligations to equity as of December 31, 2013 were 226%, down from 270% at year-end 2012. Total obligations to equity are at the bottom end of Ryder’s long-term target range of 225% to 275%.

2014 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “Looking ahead to 2014, we expect to build on our strong 2013 performance with accelerating revenue growth and double-digit earnings improvement. We anticipate revenue growth in all product lines. Based on recent sales results and trends, we anticipate continued growth in our lease fleet with a higher number of vehicles under long-term contracts with customers. We are forecasting another year of record earnings per share, driven by contractual full service lease and supply chain solutions, as well as commercial rental. We also expect increasing contributions from new products including our on-demand maintenance and natural gas vehicle offerings. In addition, we anticipate depreciation benefits associated with strong used vehicle pricing realized over the past few years. These earnings improvements will be partially offset by a higher tax rate due to increased earnings in higher tax rate jurisdictions. We’re pleased that our strong earnings growth will also allow us to make strategic investments in the business to drive future growth. Lastly, with our leverage ratio now at the low end of our target range, we will begin implementing our recently announced anti-dilutive share repurchase program to deliver additional value to our shareholders.”
Ryder forecasts full-year 2014 comparable earnings from continuing operations to be in the range of $5.30 to $5.45 per diluted share, up 9% to 12% from $4.88 per diluted share in 2013. Full-year earnings comparisons exclude non-operating pension costs of $0.15 per diluted share in 2014, and $0.28 per diluted share in 2013. The Company is also establishing a first quarter 2014 comparable earnings forecast of $0.83 to $0.88 per diluted share, up 2% to 9% from $0.81 in the first quarter of 2013. First quarter earnings comparisons exclude non-operating pension costs of $0.04 per diluted share in 2014, and $0.06 per diluted share in 2013. Total revenue for the full-year 2014 is forecast to be approximately $6.8 billion, up 5% from $6.4 billion in 2013. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the full-year 2014 is forecast to be approximately $5.6 billion, up 6% from $5.3 billion in 2013.

Supplemental Company Information

Fourth Quarter Net Earnings
Net earnings per diluted share (including discontinued operations) for the three-month period ended December 31, 2013 were $1.22 versus $1.05 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.02 in both the fourth quarter of 2013 and the same period of 2012. Net earnings for the fourth quarter of 2013 were $64.6 million versus $53.8 million in the year-earlier period.

Full-Year 2013 Operating Results
Total revenue from continuing operations for the full-year 2013 was $6.42 billion, up 3% from $6.26 billion in 2012. Operating revenue from continuing operations for the full-year 2013 was a record $5.27 billion, up 4% from $5.07 billion in 2012.
Ryder’s full-year 2013 comparable earnings from continuing operations were $256.6 million, an improvement of 13% from $226.8 million in 2012. Record comparable 2013 earnings per diluted share from continuing operations of $4.88 rose 11% from $4.41 in 2012.
Earnings from continuing operations were $243.2 million in 2013, compared with $200.9 million in the year-earlier period. Earnings per diluted share from continuing operations were $4.63 for 2013, up 18% versus $3.91 in 2012.
Net earnings per diluted share (including discontinued operations) were $4.53 for 2013, an improvement of 11% from $4.09 in 2012. Earnings per diluted share from discontinued operations totaled a loss of $0.10 in 2013, compared with earnings of $0.18 in the prior year. Net earnings were $237.8 million in 2013, up 13% compared with $210.0 million in 2012.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

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Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety and financing options.

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Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements, and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.Ryder.com.

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Note Regarding Forward-Looking Statements:
Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding revenue and earnings growth, lease fleet growth, performance in our product lines, including full service lease, supply chain solutions and commercial rental, used vehicle pricing, benefits from new product offerings, tax impacts, our strategic investment plans and the anticipated use of our share repurchase program. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand and pricing, fluctuations in market demand for used vehicles impacting inventory levels, pricing and our anticipated proportion of retail versus wholesale sales, higher than expected maintenance costs, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, further decline in economic and market conditions in the U.K., competition from other service providers, customer retention levels, loss of key customers, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release.  Additional information as required by Regulation G regarding non-GAAP financial measures can be found in the tables following this release, our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, February 4, 2014, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG3433988 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-337-5620 (outside U.S. dial 1-203-369-3253), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

4-14

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2013 and 2012
(In millions, except per share amounts)

	Three Months		Twelve Months
	2013	2012	2013	2012

Lease and rental revenues	$713.2	688.0	$2,770.0	2,695.4
Services revenue	704.3	685.7	2,819.7	2,707.0
Fuel services revenue	200.2	209.8	829.6	854.6
Total revenues	1,617.7	1,583.5	6,419.3	6,257.0

Cost of lease and rental	485.9	476.2	1,915.7	1,890.7
Cost of services	591.3	576.3	2,366.8	2,274.1
Cost of fuel services	195.8	206.1	814.1	838.7
Other operating expenses	33.9	35.0	137.9	135.9
Selling, general and administrative expenses	209.8	198.7	790.7	766.7
Gains on vehicle sales, net	(27.5)	(21.4)	(96.2)	(89.1)
Interest expense	34.9	35.3	137.2	140.6
Miscellaneous income, net	(3.8)	(4.5)	(15.4)	(11.7)
Restructuring and other (recoveries) charges, net	(0.2)	—	(0.5)	8.1
	1,520.1	1,501.7	6,050.4	5,953.9

Earnings from continuing operations before income taxes	97.6	81.8	368.9	303.1
Provision for income taxes	31.7	26.9	125.7	102.2
Earnings from continuing operations	65.9	54.9	243.2	200.9
(Loss) earnings from discontinued operations, net of tax	(1.3)	(1.1)	(5.4)	9.1
Net earnings	$64.6	53.8	$237.8	210.0

Earnings (loss) per common share - Diluted
Continuing operations	$1.24	1.07	$4.63	3.91
Discontinued operations	(0.02)	(0.02)	(0.10)	0.18
Net earnings	$1.22	$1.05	$4.53	4.09

Earnings per share information - Diluted
Earnings from continuing operations	$65.9	54.9	$243.2	200.9
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.5)	(0.7)	(2.2)	(2.6)
Earnings from continuing operations available to common stockholders	$65.4	54.2	$241.0	198.3

Weighted-average shares outstanding - Diluted	52.7	50.8	52.1	50.7

Memo:
Depreciation expense	$249.4	241.2	$957.1	939.7
Subcontracted transportation	$72.8	86.1	$319.2	336.1

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.24	1.07	$4.63	3.91
Non-operating pension costs	0.10	0.09	0.28	0.37
Pension settlement charges	0.01	—	0.03	—
Restructuring and other (recoveries) charges, net	—	—	(0.01)	0.11
Superstorm Sandy (recoveries) and vehicle-related losses	—	0.10	(0.01)	0.10
Foreign currency translation benefit	—	—	(0.04)	—
Charge related to tax law change in the U.K.	—	—	—	0.02
Tax benefit associated with resolution of prior year tax item	—	—	—	(0.10)
Comparable EPS from continuing operations*	$1.35	1.26	$4.88	4.41

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	December 31, 2013	December 31, 2012

Assets:
Cash and cash equivalents	$61.6	66.4
Other current assets	1,000.9	973.8
Revenue earning equipment, net	6,490.8	5,754.6
Operating property and equipment, net	633.8	624.9
Other assets	916.6	899.3
	$9,103.8	8,319.0

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$259.4	368.0
Other current liabilities	971.7	904.7
Long-term debt	3,930.0	3,452.8
Other non-current liabilities (including deferred income taxes)	2,045.9	2,126.0
Shareholders' equity	1,896.7	1,467.5
	$9,103.8	8,319.0

SELECTED KEY RATIOS AND METRICS

	December 31, 2013	December 31, 2012

Debt to equity	221%	260%
Total obligations to equity *	226%	270%
Effective interest rate (average cost of debt)	3.5%	3.8%

	Twelve months ended December 31,
	2013	2012

Cash provided by operating activities from continuing operations	$1,223.1	1,134.1
Free cash flow *	(386.2)	(384.2)
Capital expenditures paid	2,140.5	2,133.2

Capital expenditures (accrual basis)	$2,184.2	2,160.8
Less: Proceeds from sales (primarily revenue earning equipment)	(452.4)	(412.8)
Less: Sale and leaseback of revenue earning equipment	—	(130.2)
Net capital expenditures	$1,731.8	1,617.8

	Twelve months ended December 31,
	2013	2012

Return on average shareholders' equity	14.9%	14.9%
Return on average assets	2.8%	2.6%
Adjusted return on capital *	5.7%	5.6%
Weighted average cost of capital	4.7%	4.8%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

2

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2013 and 2012
(Dollars in millions)

	Three Months			Twelve Months
	2013	2012	B(W)	2013	2012	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$555.4	536.7	3%	$2,177.4	2,102.2	4%
Contract maintenance	43.3	46.9	(8)%	180.3	187.2	(4)%
Contractual revenue	598.8	583.7	3%	2,357.7	2,289.4	3%
Commercial rental	209.2	197.4	6%	789.5	772.8	2%
Contract-related maintenance	50.0	49.3	1%	205.3	187.0	10%
Other	17.8	19.1	(7)%	72.0	72.0	—%
Fuel	259.8	268.2	(3)%	1,070.2	1,084.2	(1)%
Total Fleet Management Solutions	1,135.5	1,117.7	2%	4,494.7	4,405.3	2%
Supply Chain Solutions	598.7	575.3	4%	2,383.1	2,280.6	4%
Eliminations	(116.4)	(109.4)	(6)%	(458.5)	(428.9)	(7)%
Total revenue	$1,617.7	1,583.5	2%	$6,419.3	6,257.0	3%

Operating Revenue: *
Fleet Management Solutions	$875.7	849.5	3%	$3,424.5	3,321.2	3%
Supply Chain Solutions	525.9	489.1	8%	2,063.9	1,944.5	6%
Eliminations	(56.9)	(51.0)	(12)%	(217.8)	(199.3)	(9)%
Total operating revenue	$1,344.7	1,287.6	4%	$5,270.5	5,066.3	4%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$98.2	86.0	14%	$344.0	307.6	12%
Supply Chain Solutions	32.9	31.0	6%	130.0	115.2	13%
Eliminations	(9.7)	(8.6)	(12)%	(35.5)	(29.3)	(21)%
	121.5	108.4	12%	438.5	393.6	11%
Unallocated Central Support Services	(13.5)	(10.5)	(28)%	(45.5)	(42.3)	(7)%
Non-operating pension costs	(9.0)	(7.9)	(14)%	(24.3)	(31.4)	23%
Restructuring and other (charges) recoveries, net and other items	(1.4)	(8.2)	NM	0.2	(16.7)	NM
Earnings from continuing operations
before income taxes	97.6	81.8	19%	368.9	303.1	22%
Provision for income taxes	31.7	26.9	(18)%	125.7	102.2	(23)%
Earnings from continuing operations	$65.9	54.9	20%	$243.2	200.9	21%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

3

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2013 and 2012
(Dollars in millions)

	Three Months			Twelve Months
	2013	2012	B(W)	2013	2012	B(W)

Fleet Management Solutions

Total revenue	$1,135.5	1,117.7	2%	$4,494.7	4,405.3	2%
Fuel revenue	(259.8)	(268.2)	(3)%	(1,070.2)	(1,084.2)	(1)%
Operating revenue *	$875.7	849.5	3%	$3,424.5	3,321.1	3%

Segment earnings before income taxes	$98.2	86.0	14%	$344.0	307.6	12%

Earnings before income taxes as % of total revenue	8.6%	7.7%		7.7%	7.0%

Earnings before income taxes as % of operating revenue*	11.2%	10.1%		10.0%	9.3%

Supply Chain Solutions

Total revenue	$598.7	575.3	4%	$2,383.1	2,280.6	4%
Subcontracted transportation	(72.8)	(86.1)	(15)%	(319.2)	(336.1)	(5)%
Operating revenue *	$525.9	489.1	8%	$2,063.9	1,944.5	6%

Segment earnings before income taxes	$32.9	31.0	6%	$130.0	115.2	13%

Earnings before income taxes as % of total revenue	5.5%	5.4%		5.5%	5.1%

Earnings before income taxes as % of operating revenue*	6.3%	6.3%		6.3%	5.9%

Memo:
Dedicated services operating revenue *	$309.6	289.4	7%	$1,212.0	1,137.4	7%
Dedicated services subcontracted transportation	34.1	33.4	2%	138.4	157.7	(12)%
Dedicated services total revenue	343.7	322.8	6%	1,350.4	1,295.1	4%

Fuel costs	$67.1	65.9	(2)%	$269.3	258.9	(4)%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

4

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

					Change 2013/2012
	Three months ended December 31,		Year ended December 31,		Three Months	Twelve Months
	2013	2012	2013	2012

Full service lease
Average fleet count	122,000	120,100	121,400	121,900	2%	—%
End of period fleet count	122,900	122,400	122,900	122,400	—%	—%
Miles/unit per day change - % (a)	0.6%	1.6%	2.2%	1.2%	(100) bps	100 bps

Commercial rental
Average fleet count	38,200	38,600	37,700	40,100	(1)%	(6)%
End of period fleet count	38,200	38,000	38,200	38,000	1%	1%
Rental utilization - power units	78.9%	78.2%	78.3%	74.9%	70 bps	340 bps
Rental rate change - % (b)	4.4%	3.2%	3.0%	4.3%	120 bps	(130) bps

Customer vehicles under
contract maintenance
Average fleet count	37,400	37,500	37,700	36,500	—%	3%
End of period fleet count	37,400	37,800	37,400	37,800	(1)%	(1)%

SCS
Average fleet count (c)	12,200	11,500	12,000	11,500	6%	4%

Used vehicle sales (UVS)
Average UVS inventory	8,000	9,500	9,100	8,800	(16)%	3%
End of period fleet count	7,900	9,200	7,900	9,200	(14)%	(14)%
Used vehicles sold	5,700	5,400	23,400	22,200	6%	5%
UVS pricing change - % (d)
Tractors	(1)%	(9)%	(4)%	—%
Trucks	2%	2%	5%	2%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

5

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Total revenue	$1,617.7	1,583.5	$6,419.3	6,257.0
Fuel services and subcontracted transportation revenue	(332.5)	(354.4)	(1,389.4)	(1,420.2)
Fuel eliminations	59.5	58.4	240.6	229.6
Operating revenue *	$1,344.7	1,287.6	$5,270.5	5,066.3

DEBT TO EQUITY RECONCILIATION	December 31, 2013	% to Equity	December 31, 2012	% to Equity

On-balance sheet debt	$4,189.4	221%	$3,820.8	260%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	94.5		148.0
Total obligations *	$4,283.9	226%	$3,968.8	270%

CASH FLOW RECONCILIATION	Year ended December 31,
	2013	2012

Net cash provided by operating activities from continuing operations	$1,223.1	1,134.1
Proceeds from sales (primarily revenue earning equipment)	452.4	412.8
Sale and leaseback of revenue earning equipment	—	130.2
Collections on direct finance leases	70.7	71.9
Insurance recoveries	8.2	—
Total cash generated *	1,754.3	1,749.0
Capital expenditures	(2,140.5)	(2,133.2)
Free cash flow *	$(386.2)	(384.2)

RETURN ON CAPITAL RECONCILIATION	Year ended December 31,
	2013	2012

Net earnings (12-month rolling period)	$237.8	210.0
+ Restructuring and other items	(0.2)	16.7
+ Income taxes	125.7	90.9
Adjusted earnings before income taxes	363.3	317.6
+ Adjusted interest expense (b)	140.1	143.4
- Adjusted income taxes	(177.3)	(166.6)
= Adjusted net earnings for ROC (numerator)	$326.1	294.3

Average total debt	$3,950.5	3,707.1
Average off-balance sheet debt	131.3	126.1
Average shareholders' equity	1,594.0	1,406.6
Adjustment to equity (c)	(2.1)	(2.9)
Adjusted average total capital (denominator)	$5,673.8	5,236.8

Adjusted ROC *	5.7%	5.6%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

6

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Twelve Months
	2013			2013
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,617.7	—	$1,617.7	$6,419.3	—	$6,419.3

Cost of lease and rental	485.9	—	485.9	1,915.7	—	1,915.7
Cost of services (a)	591.3	—	591.3	2,366.8	0.6	2,367.4
Cost of fuel services	195.8	—	195.8	814.1	—	814.1
Other operating expenses	33.9	—	33.9	137.9	—	137.9
Selling, general and administrative expenses (b)	209.8	(10.5)	199.3	790.7	(27.1)	763.6
Gains on vehicle sales, net	(27.5)	—	(27.5)	(96.2)	—	(96.2)
Interest expense	34.9	—	34.9	137.2	—	137.2
Miscellaneous income, net (c)	(3.8)	—	(3.8)	(15.4)	1.9	(13.5)
Restructuring and other recoveries, net	(0.2)	0.2	—	(0.5)	0.5	—
	1,520.1	(10.3)	1,509.8	6,050.4	(24.1)	6,026.3
Earnings from continuing operations before income taxes	97.6	10.3	107.9	368.9	24.1	393.0
Provision for income taxes (d)	(31.7)	(4.2)	(35.8)	(125.7)	(10.7)	(136.5)
Earnings from continuing operations	65.9	6.1	72.1	243.2	13.4	256.6

Tax rate on continuing operations	32.5%		33.3%	34.1%		34.7%

Earnings per common share - Diluted:
Continuing operations	$1.24	0.11	$1.35	$4.63	0.25	$4.88

	Three Months			Twelve Months
	2012			2012
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,583.5	—	$1,583.5	$6,257.0	—	$6,257.0

Cost of lease and rental	476.2	—	476.2	1,890.7	—	1,890.7
Cost of services (a)	576.3	(8.2)	568.1	2,274.1	(8.2)	2,265.9
Cost of fuel services	206.1	—	206.1	838.7	—	838.7
Other operating expenses	35.0	—	35.0	135.9	—	135.9
Selling, general and administrative expenses (b)	198.7	(7.9)	190.8	766.7	(31.8)	734.9
Gains on vehicle sales, net	(21.4)	—	(21.4)	(89.1)	—	(89.1)
Interest expense	35.3	—	35.3	140.6	—	140.6
Miscellaneous income, net	(4.5)	—	(4.5)	(11.7)	—	(11.7)
Restructuring and other charges, net	—	—	—	8.1	(8.1)	—
	1,501.7	(16.1)	1,485.6	5,953.9	(48.1)	5,905.8
Earnings from continuing operations before income taxes	81.8	16.1	97.9	303.1	48.1	351.2
Provision for income taxes (e)	(26.9)	(6.1)	(33.0)	(102.2)	(22.2)	(124.4)
Earnings from continuing operations	54.9	10.0	64.9	200.9	25.9	226.8

Tax rate on continuing operations	32.9%		33.7%	33.7%		35.4%

Earnings per common share - Diluted:
Continuing operations	$1.07	0.19	$1.26	$3.91	0.50	$4.41

Notes regarding adjustments:
(a)	Superstorm Sandy recoveries and vehicle-related losses.
(b)
Non-operating pension costs which include amortization of actuarial loss, interest cost, expected return on plan assets and pension settlement charges. 2013 includes charge related to understatement of pension obligations.

(c)	Foreign currency translation benefit.
(d)	Tax impact of comparable earnings items.
(e)	Tax law change in the U.K., tax benefit related to favorable resolution of a tax item from prior periods and tax impact of other comparable items.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

7